Exhibit T3A.30

State of Delaware Secretary of State
Division of Corporations
Delivered 05:04 PM 10/15/2003
FILED 05:04 PM 10/15/2003
SRV 030663804 — 3704141 FILE
CERTIFICATE OF INCORPORATION
OF
EDUCATION LOAN SERVICING CORPORATION
1.	The name of the corporation is EDUCATION LOAN SERVICING CORPORATION.

2.	The address of its registered office in the State of Delaware is 9 East Lookerman St., Suite 1B, Dover, DE 19901. The name of its registered agent at such address is National Registered Agents, Inc.

3.	The purpose of the corporation shall be to engage in any lawful act or activity and to exercise all of the powers conferred upon corporations organized for profit under the provisions of the General Corporation Law of the State of Delaware.

4.	The authorized capital of the corporation shall consist of One Thousand (1,000) shares with a par value of $0.01.

5.	The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

6.	The name and mailing address of the sole incorporator is:
James Kim
Thompson Hinc LLP
312 Walnut St., 14th Floor
Cincinnati, OH 45202-4089
7.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

8.	The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

     I, THE UNDERSIGNED, being the incorporator named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of October, 2003.

/s/ James Kim
James Kim, Incorporator